Exhibit 5.1

Harney Westwood & Riegels 3501 The Center 99 Queen’s Road Central Hong Kong Tel: +852 5806 7800 Fax: +852 5806 7810

24 May 2024

056710.0014

Jayud Global Logistics Limited

P. O. Box 31119 Grand Pavilion

Hibiscus Way, 802 West Bay Road

Grand Cayman, KY1-1205

Cayman Islands

Dear Sir or Madam

Jayud Global Logistics Limited (the Company)

We are lawyers qualified to practise in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with an offering by the Company with offering proceeds up to US$100,000,000 in the aggregate of (i) class A ordinary shares of par value of US$0.0001 per share of the Company (the Class A Ordinary Shares), (ii) preferred shares of par value of US$0.0001 per share of the Company (the Preferred Shares); (iii) debt securities to be issued pursuant to the applicable indenture may be entered into by the Company (the Debt Securities); (iv) warrants to be issued to subscribe for the Company’s Class A Ordinary Shares (the Warrants), (v) rights to be issued to purchase the Company’s Class A Ordinary Shares (the Rights); and (vi) units to be issued comprising any combination of the foregoing securities (the Units). The Class A Ordinary Shares, Preferred Shares, Debt Securities, Warrants, Rights and Units will be sold by the Company pursuant to the Company’s registration statement on Form F-3, including all amendments or supplements thereto, and accompanying prospectus filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Registration Statement). In this opinion Companies Act means the Companies Act (As Revised) of the Cayman Islands.

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not independently verified.

The British Virgin Islands is Harneys Hong Kong office’s main jurisdiction of practice.

Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm.

Resident Partners: A Au | M Chu | JP Engwirda | Y Fan | P Kay | MW Kwok | IN Mann

R Ng | ATC Ridgers | PJ Sephton

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Based solely upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1.	Valid Issuance of Class A Ordinary Shares. When (i) the board of directors of the Company (the Board) has taken all necessary corporate actions to approve the issuance and allotment of the Class A Ordinary Shares, the terms of the offering of the Class A Ordinary Shares and any other related matters; (ii) the provisions of the memorandum and articles of association of the Company then in effect and the applicable definitive purchase, underwriting or similar agreement approved by the Board have been satisfied and payment of the consideration specified therein (being not less than the par value of the Class A Ordinary Shares) has been made; and (iii) valid entry has been made in the register of members of the Company reflecting such issuance of Class A Ordinary Shares as fully paid shares, the Class A Ordinary Shares will be recognised as having been duly authorized and validly issued, fully paid and non-assessable.

2.	Valid Issuance of Preferred Shares. When (i) the Board and shareholders of the Company has taken all necessary corporate actions in accordance with the Companies Act and the then effective memorandum and articles of association of the Company to (A) approve the creation of a new class of the Preferred Shares; (B) adopt and approve the amendments to be made to the memorandum and articles of association of the Company then in effect to reflect the creation of a new class of the Preferred Share and the rights thereof (the Preferred Share Class M&A); (C) approve the issuance and allotment of the Preferred Shares; and (D) approve the terms of the offering of the Preferred Shares and any other related matters; (ii) the provisions of the Preferred Share Class M&A and the applicable definitive purchase, underwriting or similar agreement approved by the Board have been satisfied and payment of the consideration specified therein (being not less than the par value of the Preferred Shares) has been made; and (iii) valid entry has been made in the register of members of the Company reflecting such issuance of Preferred Shares as fully paid shares, the Preferred Shares will be recognized as having been duly authorized and validly issued, fully paid and non-assessable.

3.	Valid Issuance of Underlying Shares. With respect to the Class A Ordinary Shares issuable pursuant to the Debt Securities, Warrants, Rights and Units (the Underlying Shares), in each case when the Debt Securities, Warrants, Rights and/or Units are exercisable under the terms of the applicable definitive agreement approved by the Board (the Definitive Agreements) as referred to within the Registration Statement, when (i) the Board has taken all necessary corporate action to approve the issuance and allotment of the Underlying Shares and the Definitive Agreements; (ii) the terms of such security, the memorandum and articles of association then in effect or the instrument governing such security providing for such conversion, exchange, redemption, repurchase or exercise for Underlying Shares, as approved by the Board, have been satisfied and the consideration approved by the Board (being not less than the par value of the Underlying Shares) received; and (iii) valid entry have been made in the register of members of the Company, the Underlying Shares will be recognized as having been duly authorized and validly issued, fully paid and non-assessable.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. Except as specifically stated herein, we express no opinion as to matters of fact.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Form F-3, which is incorporated by reference into the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

/s/ Harney Westwood & Riegels

Harney Westwood & Riegels

Schedule 1

List of Documents and Records Examined

1	A copy of the certificate of incorporation of the Company dated 10 June 2022.

2	A copy of the third amended and restated memorandum and articles of association of the Company adopted by a special resolution passed on 16 March 2023 and effective immediately prior to the completion of the initial public offering of the Class A Ordinary Shares (the M&A).

3	A copy of the register of directors and officers of the Company provided to us on 20 May 2024.

Copies of 1 to 3 above have been provided to us by the Company (the Corporate Documents, and together with 4 and 5 below, the Documents).

4	A copy of the executed written resolutions of the board of directors of the Company dated 24 May 2024 (the Resolutions).

5	The Registration Statement.

Schedule 2

Assumptions

1	Authenticity of Documents. Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals. All original Corporate Documents are authentic, all signatures, initials and seals are genuine, all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

2	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete as at the date of the passing of the Resolutions.

3	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets.

4	Resolutions. The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each director, or by or on behalf of each shareholder in respect of the shareholder resolutions, and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

5	Unseen Documents. Save for the Corporate Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Registration Statement.

6	Constitutional Documents. The M&A is the latest memorandum and articles of association of the Company in effect as of the time of the opinion.

Schedule 3

Qualifications

1	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

2	Commercial Terms. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

3	Non-assessable. In this opinion the phrase non-assessable means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4	Register of members. Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).